UNITED  STATES
SECURITIES  AND  EXCHANGE  COMMISSION
Washington,  D.C.    20549


SCHEDULE  13G

Under  the  Securities  Exchange  Act  of  1934


Bioanalytical  Systems,  Inc.
(Name  of  Issuer)


Common  Shares
(Title  or  Class  of  Securities)


09058M  10  3
(CUSIP  Number)

CUSIP  No.  09058M  10  3

1.   NAME  OF  REPORTING  PERSON
     I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON  (Entities  Only)

     Middlewest  Ventures  II,  L.P.
	 35-1780267

2.   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP

     (a)
     (b)    [X]

3.   SEC  USE  ONLY

4.   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH




5. SOLE VOTING POWER. . . .        0
6. SHARED VOTING POWER. . .  282,152
7. SOLE DISPOSITIVE POWER .        0
8. SHARED DISPOSITIVE POWER  282,152


9.  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
    PERSON

    282,152

10. CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
    CERTAIN  SHARES


11. PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

    6.35%

12. TYPE  OF  REPORTING  PERSON

    PN

CUSIP  No.  09058M  10  3

1.  NAME  OF  REPORTING  PERSON
    I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON  (Entities  Only)

    Middlewest  Management  Company,  L.P.
	35-1741139

2.  CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP

    (a)
    (b)    [X]

3.  SEC  USE  ONLY

4.  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

    Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH




5. SOLE VOTING POWER. . . .        0
6. SHARED VOTING POWER. . .  282,152
7. SOLE DISPOSITIVE POWER .        0
8. SHARED DISPOSITIVE POWER  282,152


9.  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
    PERSON

    282,152

10. CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
    CERTAIN  SHARES


11. PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

    6.35%

12. TYPE  OF  REPORTING  PERSON

    PN

CUSIP  No.  09058M  10  3

1.  NAME  OF  REPORTING  PERSON
    I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON  (Entities  Only)

    Thomas  A.  Hiatt

2.  CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP

    (a)
    (b)    [X]

3.  SEC  USE  ONLY

4.  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

    U.S.A.

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH




5. SOLE VOTING POWER. . . .        0
6. SHARED VOTING POWER. . .  282,152
7. SOLE DISPOSITIVE POWER .        0
8. SHARED DISPOSITIVE POWER  282,152


9.  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
    PERSON

    282,152

10. CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
    CERTAIN  SHARES


11. PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

    6.35%

12. TYPE  OF  REPORTING  PERSON

    IN

CUSIP  No.  09058M  10  3

1.  NAME  OF  REPORTING  PERSON
    I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON  (Entities  Only)

    Marcy  Shockey

2.  CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP

    (a)
    (b)    [X]

3.  SEC  USE  ONLY

4.  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

    U.S.A.

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH




5. SOLE VOTING POWER. . . .        0
6. SHARED VOTING POWER. . .  282,152
7. SOLE DISPOSITIVE POWER .        0
8. SHARED DISPOSITIVE POWER  282,152


9.  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
    PERSON

    282,152

10. CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
    CERTAIN  SHARES


11. PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

    6.35%

12. TYPE  OF  REPORTING  PERSON

    IN

SCHEDULE  13G

ITEM  1.

This statement relates to the Common Shares of Bioanalytical Systems, Inc., an Indiana corporation ("BAS"), with principal executive offices at 2701 Kent Avenue, West Lafayette, Indiana 47906.

ITEM  2.

(A) - (C) The persons filing this statement are Middlewest Ventures II, L.P., Middlewest Management Company, L.P., Thomas A. Hiatt, and Marcy Shockey (collectively, the "Reporting Persons," and individually, a "Reporting Person"). Middlewest Ventures II, L.P. ("Middlewest Ventures") and Middlewest Management Company, L.P. ("Middlewest Management") are limited partnerships organized under Delaware law. Middlewest Management is the general partner of Middlewest Ventures. Mr. Hiatt and Ms. Shockey, each of whom is a U.S. citizen, are the general partners of Middlewest Management.

Middlewest Ventures and Middlewest Management have certain individuals and entities as limited partners. The limited partners have the right to receive dividends from, and proceeds from the sale of, the BAS shares held by Middlewest Ventures, as determined from time to time by Thomas A. Hiatt and Marcy Shockey, the general partners of Middlewest Management, the general partner of Middlewest Ventures. The limited partners do not have voting or investment power with respect to the shares held by Middlewest Ventures.

The principal business office of all Reporting Persons is located at 201 North Illinois Street, Suite 300, Indianapolis, Indiana 46204.

(D) AND (E) This statement relates to the Common Shares of BAS, and the CUSIP number for such securities is 09058M 10 3.

ITEM  3.

Not  Applicable.

ITEM  4.          OWNERSHIP

(A) - (C) The following table sets forth, as of the close of business on December 31, 1997, the aggregate number of BAS Common Shares and percentage of BAS Common Shares beneficially owned by each Reporting Person.





Person. . . . . . . . . . . . . . .  Number of Shares   Percent of Class
Middlewest Ventures II, L.P.. . . .       282,152  (1)              6.35%
Middlewest Management Company, L.P.       282,152  (2)              6.35%
Thomas A. Hiatt . . . . . . . . . .       282,152  (3)              6.35%
Marcy Shockey . . . . . . . . . . .       282,152  (4)              6.35%

(1) Middlewest Ventures shares voting and investment power with respect to all of the shares indicated with Middlewest Management, its general partner, and with Thomas A. Hiatt and Marcy Shockey, the general partners of Middlewest Management.

(2) Includes the shares held by Middlewest Ventures and described in Note(1), as to which voting and investment power is shared as described in Note(1).

(3) Includes the shares held by Middlewest Ventures and described in Note(1), as to which voting and investment power is shared as described in Note(1).
Mr. Hiatt disclaims beneficial ownership of the shares beyond his ownership interest in Middlewest Management.

(4) Includes the shares held by Middlewest Ventures and described in Note(1), as to which voting and investment power is shared as described in Note(1).
Ms. Shockey disclaims beneficial ownership of the shares beyond her ownership interest in Middlewest Management.


ITEMS  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

Not  Applicable.

ITEM  6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See  the  response  to  Item  2  which  is  incorporated  herein by reference.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not  Applicable.

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION OF MEMBERS OF THE GROUP.

Not  Applicable.

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  A  GROUP.

Not  Applicable.

ITEM  10. CERTIFICATION.

Not  Applicable.


SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


MIDDLEWEST  VENTURES  II,  L.P.

By:    Middlewest  Management  Company,  L.P.,  its  General  Partner


Date:    February  14,  1998
By:      \s\  Thomas  A.  Hiatt
         Thomas  A.  Hiatt,  General  Partner



SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


MIDDLEWEST  MANAGEMENT  COMPANY,  L.P.



Date:    February  14,  1998
By:      \s\  Thomas  A.  Hiatt
         Thomas  A.  Hiatt,  General  Partner

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    February  14,  1998
         \s\  Thomas  A.  Hiatt
         Thomas  A.  Hiatt


SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    February  14,  1998
         \s\  Marcy  Shockey
         Marcy  Shockey